Exhibit 99.1

(1) In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 4 is being filed by Credit Suisse (the “Bank”), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the “Investment Banking division”), the Alternative Investments business (the “AI Business”) within the Asset Management division (the “Asset Management division”) and the U.S. private client services business (the “U.S. PCS Business”) within the Private Banking division (the “Private Banking division”) (the “Reporting Person”). The address of the Bank’s principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person’s principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

The ultimate parent company of the Bank is Credit Suisse Group AG (“CSG”), a corporation formed under the laws of Switzerland. CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products. The Bank is comprised of the Investment Banking division, the Asset Management division and the Private Banking division. The Investment Banking division provides financial advisory and capital raising services and sales and trading to institutional, corporate and government clients worldwide. The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide and offers products across a broad range of investment classes, including alternative investments. The Private Banking division offers global private banking and corporate and retail banking services in Switzerland. CSG’s business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc. ("CS Hldgs USA Inc"), a Delaware corporation. The address of the principal business and office of CS Hldgs USA Inc is Eleven Madison Avenue, New York, NY 10010, USA. CSG is the ultimate parent company and the direct owner of the remainder of the voting stock of CS Hldgs USA Inc.

CS Hldgs USA Inc owns all of the voting stock of Credit Suisse (USA), Inc. ("CS USA Inc"), a Delaware corporation and holding company. CS USA Inc owns all the voting stock of Credit Suisse Capital Holdings, Inc., a Delaware corporation and holding company ("CS Cap Hldgs Inc"), which is the sole member of Credit Suisse Capital LLC ("CS Cap"), which is a Delaware limited liability company and an over-the-counter derivatives dealer. The address of the principal business and office of each of CS USA Inc, CS Cap Hldgs Inc and CS Cap is Eleven Madison Avenue, New York, NY 10010.

The Bank owns all the voting stock of Credit Suisse (International) Holding AG (“CS Int Hldg AG”), a Swiss company. CS Int Hldg AG acts as a holding company for certain subsidiaries of the Investment Banking division in Europe, and since December 1996, in the Pacific region. The address of the principal business and office of CS Int Hldg AG is Bahnhofstrasse 17, P.O. Box 234, CH 6301 Zug, Switzerland.

CS Int Hldg AG owns all of the voting equity of Credit Suisse Investments (UK) (“CS Inv UK”), a UK limited liability company that acts as an investment holding company for the UK interests of the Investment Banking division. The address of the principal business and office of CS Inv UK is One Cabot Square, London E14 4QJ, UK.

Credit Suisse Investment Holdings (UK) (“CS Inv Hldgs UK”) is a UK limited liability company that acts as a holding company for the UK interests of the Investment Banking division. CS Inv UK holds a majority of CS Inv Hldgs UK's equity; CS Int Hldg AG holds the remaining equity. The address of the principal business and office of CS Inv Hldgs UK is One Cabot Square, London E14 4QJ, UK.

CS Inv Hldgs UK holds all of the voting stock of Credit Suisse Securities (Europe) Limited (“CS Sec Eur Ltd”), a UK limited liability company. CS Sec Eur Ltd is a UK broker-dealer whose principal business is international securities underwriting and trading and corporate advisory services. The address of the principal business and office of CS Sec Eur Ltd is One Cabot Square, London E14 4QJ, UK.

CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the AI Business) (the “Traditional AM Business”) and the Private Banking division (other than the U.S. PCS Business) (the “Non-U.S. PB Business”)) may beneficially own securities to which this Form 4 relates (the “Shares”) and such Shares are not reported in this Form 4. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Traditional AM Business and the Non-U.S. PB Business disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business.

(2) Includes 200,000 shares of Common Stock sold by CS Sec Eur Ltd.

(3) Includes 700,000 shares of Common Stock held by CS Sec Eur Ltd and 606,250 shares of Common Stock held by CS Cap.

(4) Includes 113,600 shares of Common Stock sold by CS Sec Eur Ltd.

(5) Includes 586,400 shares of Common Stock held by CS Sec Eur Ltd and 606,250 shares of Common Stock held by CS Cap.

(6) Includes 185,000 shares of Common Stock sold by CS Sec Eur Ltd.

(7) Includes 401,400 shares of Common Stock held by CS Sec Eur Ltd and 606,250 shares of Common Stock held by CS Cap.

(8) Includes 401,400 shares of Common Stock sold by CS Sec Eur Ltd.

(9) Includes 606,250 shares of Common Stock held by CS Cap.

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